Exhibit (a)(1)

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “SPHINX OPPORTUNITY FUND II”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JUNE, A.D. 2024, AT 3:33 O`CLOCK P.M.

3958599 8100 SR# 20242897769 You may verify this certificate online at corp.delaware.gov/authver.shtml	Authentication: 203736378 Date: 06-18-24

State of Delaware Secretary of State Division of Corporations Delivered 03:33 PM 06/17/2024 FILED 03:33 PM 06/17/2024 SR 20242897769 - File Number 3958599	CERTIFICATE OF TRUST OF SPHINX OPPORTUNITY FUND II

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First. The name of the statutory trust formed hereby is Sphinx Opportunity Fund II.

Second. The name and address of the Registered Agent in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, New Castle County, Wilmington, DE 19808.

Third. The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By: /s/ Josh Curtis Name: Josh Curtis Title: Trustee